EXHIBIT 24.1

                           FORM 15C2-11

                          JUNE 30, 1997



                    THE METALS RESEARCH GROUP CORP.

     Listed on the National Association of Securities Dealers, Inc.
                    Electronic Bulletin Board.

                           Symbol:  "MLRA"



                          INFORMATION STATEMENT

Pursuant to Rule 15C2- 11 under the Securities Exchange Act of 1934



                        1390 Ottawa Avenue
                          West Vancouver
                British Columbia, Canada, VAT 2H5
             Tel: (504) 926-6175 Fax: (604) 926-5371

Dated:  August 16, 1998



Introduction:

Management provides the following information in compliance with the provisions of Rule 15C2-11 promulgated under the Securities Exchange Act of 1934, as amended in order to provide the recipient with current information about the business operations and financial condition of The Metals Research Group Corp. (the "Company"). All financial information contained herein is expressly qualified by the financial statements of the Company attached hereto.

Interested parties are encouraged to contact management of the Company at the address listed on the cover page hereof in order to request additional information or to ask questions about the information contained herein.

This document does not constitute an offer to sell any securities, or the solicitation of an offer to buy any securities, to any person in any state or
in any jurisdiction.   This document has been prepared to provide general
information about the Company to the brokerage, financial and investment community, including the general public, for distribution on and after the date set forth on the cover page hereof. As of the date hereof, this Information Statement does not contain any untrue statements or omission of any material fact necessary to make the statements made not misleading in light of the circumstances under which they were made.

This Information Statement may contain summaries of certain documents believed by the Company to be accurate. However, reference is made to such documents for complete information concerning the rights and obligations of the parties thereto. Copies of any such documents are available at the office of the Company listed on the cover page hereof. All such summaries, if any, are qualified in their entirety by this reference.

                          ______________

                 FILING PURSUANT TO RULE 15C2-11

SECTION (a) (5)

1.   The exact name of the Issuer and its predecessor (if any);

     MLRA was incorporated in Utah on July 22nd, 1971 under the name Hawaii Furniture Lease. It was initially organized to conduct a furniture leasing business that was unsuccessful. The Company became dormant in 1975 and remained so until July, 1984. During the fiscal year ending June 30, 1985, the Company was reactivated and its name was changed to Metals Research Corporation of America, and on December 15th, 1997 changed to The Metals Research Group Corp.

2.   The address of its principle executive offices;

     1390 Ottawa Avenue, West Vancouver, British Columbia, Canada, V7T 2H5 Telephone (604) 926-6175 or fax: (604) 926-5371.

3.   The state of incorporation, if it is a corporation:

     The Metals Research Group Corp. was organized under the State of Utah on July 22nd, 1971.

4.   The exact title and class of the security:
     The Company's Articles of Incorporation authorizes it to issue a total of 100,000,000 shares, all of which are designated as "Common Stock."

5.   The par or stated value of the security:

     Was $0.10 (ten Cents) before consolidation.

6. The number of shares or total amount of securities outstanding as of the end of the Issuer's most recent fiscal year:

     MLRA has authorized capital of 100,000,000 common shares, of which 4,429,773 are issued and outstanding The Company's shares are not registered under the Securities Act of 1934, the shares trade in the United States on the NASD Electronic Bulletin Board, and their Cusip Number is 591320 20 5.

7.   The name and address of the transfer agent:

     American Registrar & Transfer Co., 10 Exchange Place, Suite 705, P.O. Box 1798,
     Salt Lake City, Utah 84110.

8.   The nature of the issuer's business:

     MLRA is engaged in the production development of its 54% owned mineral sands Lillooet project in southwestern British Columbia. The Company has methodically overcome significant obstacles to reach its current stage of development.

     The project the Company is involved in at this moment is in the extraction and metallurgical recovery of precious metals, magnetite concentrates and rare earth from the mineral bearing black alluvial sands. Products include, gold silver, platinum and others in that metals group plus zirconium. Over UD$6.5 million has been expended since the mid 1980's. Capital costs to bring on stream a 40,000 tonnes per day open cut surface operation and construction of a plant treatment complex on site is estimated at UD$50 million. Production start up is scheduled 9 months from obtaining senior financing. Expressions of interest suggest the monies would be obtained from major financial institutions with minimum equity dilution. Phase two calls for the installation of similar size capacity units and the implementation of gravel operation for the sale of aggregates to the industrial sector. Consequently, the Lillooet project could evolve into a highly profitable, horizontally integrated operation.

9.   The nature of the products or services offered:

     The company is in the business of mining gold and precious metals and offering them for sale.

     A. The Company announced on August 26th, 1997 that it acquired 2,000,000 shares of A & A International Industries Inc. ("ANAFF" NASDAQ) for investment purposes.

     B. The Company announced on October 10, 1997 that it will issue a dividend to its registered shareholders. The dividend will be for one (1) share of AIC International Resources Corporation ("AIC") for every five hundred (500) shares of Metals.

     AIC is a public company trading on the Vancouver Stock Exchange under Symbol "AIX" and on the NASD Electronic Bulletin Board under Symbol "AICUF:.

     The dividend is to be effected on the week of October 27, 1997 for shareholders on record of Friday, October 24, 1997.

     C. By Articles of Amendment filed December 15th, 1997 the Company changed its name from "Metals Research Corporation of America" to "The Metals Research Group Corp.";

     D. By Articles of Amendment filed December 15th, 1997, the Company consolidated its share capital of up to 20 (twenty) old shares for one new share, so that the authorized share capital is altered from 100,000,000 Common shares without par value, of which 88,589,679 share are issued, to 5,000,000 Common shares, of which up to 4,429,484 shares will be issued. The authorized share capital was increased from 5,000,000 to 100,000,000 Common shares, after the consolidation of the share capital, and the effective date was January 14th, 1998.

     E. The Company has up to 44% vested interest in Pacrim Information Systems,Inc. ("Pacrim") a corporation incorporated under the laws of the State of California and trades on the NASD Bulletin Board under Symbol "PAKR", (Web:http://www.buypakr.com).

10.  The nature and extent of the issuer's facilities:

     A. The Company maintains an office in West Vancouver, British Columbia, Canada for general corporate purposes with operational facilities at the mining projects. Port Douglas is the location of the Lillooet project and the site of the Company's research and processing center. This facility is approximately 7500 sq. ft. and contains the laboratory and processing equipment necessary for the analysis and the treatment and recovery of precious metals from ore samples. There are also lodging facilities with the necessary infrastructure including a 250 kW hydroelectric plant to accommodate up to 75 people.

     B. The Lillooet property encompasses an area of about 3,600 hectares (8900 acres) and varies in width from 0.8 to 2.5 kilometers in a northwest southwest direction. The Lillooet River, which the property straddles, is about 30,.5 meters in width and covers its entire length. Approximately 14 of the 140 placer mining leases have been examined in detail by trenching, drilling and metallurgical testing with encouraging results. This area represents 19% of the Company's ground.

     The Lillooet property extends form the Lillooet River delta at the north end of Harrison Lake north westerly to the southern tip of Lillooet Lake. The initial area where operations are to commence is centered on PL#9790 which is located at the northern tip of Little Harrison Lake of the Port Douglas base camp. Access to this location can be reached via a four-wheel drive vehicle through an all weather-paved road from Vancouver, heading north to Mount Curie and then south on a gravel road for a total distance of 262 kilometers. The Property is traversed by a secondary road system over its entire length.

11.  The name of the Chief Executive Officers and the Members of the Board  of
     Directors:

     Robert Papalia - President/Chief Executive Officer
     Antony Papalia  - Director/Secretary
     Albarosa Simonetti - Director/Treasurer
     Giuseppe Bombara - Director
     Edward Nixon - Director
     Anthony Papalia, Jr. Director
     Dario Marrucchi, Director


12. The Issuer's most recent balance sheet and profit and loss and retained earnings statements:

     Please request Schedule "C" Consolidated Financial Statements as at June 30, 1997 and 1996 for Metals Research Corporation of America now The Metals Research Group Corp.

13. Similar financial information for such part of the two preceding fiscal years as the issuer of its predecessor has been in existence:

     Please request Schedule "B" Audited Statements as June 30, 1995 for Metals Research Corporation of America, now The Metals Research Group Corp.

     Please request Schedule "A" Audited Financial Statements of June 30, 1994 for Metals Research Corporation of America, now the Metals Research Group Corp.